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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane
Rutland, Vermont 05701

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
To be Held on October 14, 2003

To the stockholders of
    CASELLA WASTE SYSTEMS, INC.:

        The annual meeting of stockholders of Casella Waste Systems, Inc., a Delaware corporation, will be held on Tuesday, October 14, 2003 at 10:00 a.m., local time, at the Killington Grand Hotel, 228 East Mountain Road, Killington, Vermont 05751, for the purpose of considering and voting upon the following matters:

  1.
  To elect two directors for the next three years;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the company for the current fiscal year; and

  3.
  To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

        The board of directors has no knowledge of any other business to be transacted at the annual meeting.

        We have included a copy of the company's annual report to stockholders for the fiscal year ended April 30, 2003 with this proxy statement. The annual report contains consolidated financial statements and other information of interest to you.

        Stockholders of record of Class A common stock, Class B common stock or Series A redeemable convertible preferred stock of the company at the close of business on August 21, 2003 are entitled to receive this notice and to vote at the annual meeting.

        The company urges you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we also urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By order of the Board of Directors,
August 28, 2003 Rutland, Vermont	John W. Casella Chairman and Chief Executive Officer

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane
Rutland, Vermont 05701
Proxy Statement
For the Annual Meeting of Stockholders
to be held on October 14, 2003

        This proxy statement is furnished to you in connection with the solicitation of proxies by the board of directors of Casella Waste Systems, Inc. for the annual meeting of stockholders to be held on Tuesday, October 14, 2003 at 10:00 a.m., local time, at the Killington Grand Hotel, 228 East Mountain Road, Killington, Vermont 05751, including any postponements or adjournments thereof.

        The notice of the annual meeting, this proxy statement, the company's annual report to stockholders for the fiscal year ended April 30, 2003 and the enclosed proxy are being mailed to stockholders on or about September 8, 2003.

Voting of Proxies

        All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received by the company prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If a proxy card does not instruct the company how to vote, the shares will be voted "FOR" approval of the proposals set forth in the notice of the annual meeting to which this proxy statement is attached.

        A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

  •
  file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

  •
  duly execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote; or

  •
  attend the annual meeting and vote in person. Attendance at the annual meeting, if a stockholder does not vote, is not sufficient to revoke a proxy.

        Any written notice of revocation or subsequent proxy should be sent to the company at the following address: Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, Attention: Corporate Secretary.

        If a stockholder indicates on a proxy that the shares should be voted "FOR" approval of the matters presented at the annual meeting, the proxy will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder withholds authorization for the proxy to use his discretion.

Stockholders Entitled to Vote

        The company's board of directors has fixed August 21, 2003 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of the company's voting stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On August 21, 2003, there were 22,833,982 shares of Class A common stock, 988,200 shares of Class B common stock and 55,750 shares of Series A redeemable convertible preferred stock outstanding and entitled to vote. Each share of Class A common stock entitles the record holder to one vote on each matter properly submitted for consideration at the annual meeting. Each share of Class B common stock entitles the record holder to ten votes on each matter properly submitted for consideration at the annual meeting. Each share of Series A redeemable convertible preferred stock entitles the record holder to the number of votes equal to the number of whole shares of Class A common stock into which a share of Series A redeemable convertible preferred stock is convertible as of the record date. As of the record date, each share of Series A redeemable convertible preferred stock was entitled to 84 votes on each matter properly submitted for consideration at the annual meeting.

Votes Required

        The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the annual meeting by the holders of Class A common stock, Class B common stock and Series A redeemable convertible preferred stock, voting together as a class, is necessary to constitute a quorum for the transaction of business at the annual meeting. Shares of common stock and preferred stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting.

        If a broker does not have discretionary voting authority to vote shares for which it is the holder of record as to a particular matter at the annual meeting, the shares, although they will be counted in determining whether a quorum is present, cannot be voted by the broker. Accordingly, these "broker non-votes" and any abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast on a matter, but would be the equivalent of a "no" vote on any matter which requires the affirmative vote of a certain percentage of shares entitled to vote on a matter.

        The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of shares of common stock and preferred stock, voting together as a class, at the annual meeting is required for the election of each director nominee. The affirmative vote of the holders of shares representing a majority of the votes cast by the holders of shares of common stock and preferred stock, voting together as a class, at the annual meeting is required for the ratification of the selection of the company's independent auditors.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of August 1, 2003 regarding the beneficial ownership of shares of the company's voting stock by (a) each person or entity known by the company to own beneficially more than 5% of the outstanding shares of the company's voting stock, (b) each director and director nominee of the company, (c) each of the "named executive officers" of the company, as described in the Summary Compensation Table below, and (d) the directors and executive officers of the company as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"), and includes generally voting power and/or investment power with respect to securities. Shares of Class A common stock subject to options, warrants and/or Series A redeemable convertible preferred stock which are currently exercisable or convertible or which are exercisable or convertible within 60 days of August 1, 2003 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, the company believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. Unless otherwise indicated, the address of each executive officer and director of the company is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

        The "Total Ownership of Equity Securities" column reflects each listed individual's or entity's percent beneficial ownership with respect to all voting securities of the company as of August 1, 2003. This column reflects the conversion of shares of Class B common stock and Series A redeemable convertible preferred stock into shares of Class A common stock of the company. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock that they beneficially own. Each share of Class B common stock is convertible at the discretion of the holder thereof into one share of Class A common stock. Holders of Series A redeemable convertible preferred stock are entitled to the number of votes equal to the number of whole shares of Class A common stock into which a share of Series A redeemable convertible preferred stock is convertible as of the applicable record date. Each share of Series A redeemable convertible preferred stock would be convertible into approximately 84 shares of Class A common stock as of August 1, 2003. As of August 1, 2003, a total of 22,797,282 shares of the company's Class A common stock were outstanding.

						Series A Redeemable Convertible Preferred Stock
	Class A Common Stock			Class B Common Stock
								Total Ownership of Equity Securities %
Name of Beneficial Owner	# of shares		% of class	# of shares	% of class	# of shares	% of class
5% Stockholder
Funds affiliated with Berkshire Partners LLC (1)	4,881,386	(2)	17.9	—	—	52,750	94.6	17.2
Dimensional Fund Advisors Inc. (3)	1,190,643		5.2	—	—	—	—	4.2
T. Rowe Price Associates, Inc. (4)	2,181,400		9.6	—	—	—	—	7.7
Executive Officers and Directors
John W. Casella (5)	1,319,402		5.6	494,100	50.0	—	—	4.6
James W. Bohlig (6)	863,293		3.7	—	—	—	—	3.0
Richard A. Norris (7)	145,000		*	—	—	—	—	*
Charles E. Leonard (8)	170,000		*	—	—	—	—	*
Douglas R. Casella (9)	1,341,250		5.7	494,100	50.0	—	—	4.7
James F. Callahan, Jr. (10)	2,500		*	—	—	—	—	*
John F. Chapple III (11)	155,143		*	—	—	—	—	*
D. Randolph Peeler (12)	4,898,886		18.0	—	—	52,750	94.6	17.2
Gregory B. Peters (13)	44,184		*	—	—	—	—	*
Executive officers and directors as a group (9 people) (14)	8,939,658		30.1	988,200	100.0	52,750	94.6	29.8

*
Represents less than 1% of the outstanding shares of the respective class of the company's voting stock.

(1)
The affiliated funds are Berkshire Fund V, Limited Partnership, a Massachusetts limited partnership, and Berkshire Investors LLC, a Massachusetts limited liability company. Fifth Berkshire Associates LLC, a Massachusetts limited liability company, is the general partner of Berkshire Fund V, Limited Partnership. The managing members of Fifth Berkshire Associates LLC and Berkshire Investors LLC are: Bradley M. Bloom, J. Christopher Clifford, Kevin T. Callaghan, Richard K. Lubin, Carl Ferenbach, Garth H. Greimann, Jane Brock-Wilson, D. Randolph Peeler, Robert J. Small and Ross M. Jones. The address of Berkshire Partners LLC is One Boston Place, Boston, Massachusetts 02108.

(2)
Includes 4,422,086 shares of Class A common stock issuable upon conversion of Series A redeemable convertible preferred stock. The Series A redeemable convertible preferred stock is convertible at any time at the discretion of the holder thereof.

(3)
Information is as reported in a Schedule 13G filed with the SEC on February 7, 2003 by Dimensional Fund Advisors Inc. The address of Dimensional Fund Advisors Inc. is listed as 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4)
Information is as reported in a Schedule 13G filed with the SEC on February 4, 2003 by T. Rowe Price Associates, Inc. Consists of shares of Class A common stock owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc., which owns 1,481,700 shares of Class A common stock representing 6.5% of the shares of Class A common stock outstanding, for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares of Class A common stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of the Class A common stock; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of T. Rowe Price Associates, Inc. is listed as 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Includes (a) 268,500 shares of Class A common stock issuable upon the exercise of options or warrants within 60 days of August 1, 2003, (b) 57,468 shares of Class A common stock held in trust for the benefit of Mr. Casella's minor children, (c) 694 shares of Class A common stock held by Mr. Casella's wife, and (d) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(6)
Includes (a) 593,293 shares of Class A common stock issuable upon the exercise of options within 60 days of August 1, 2003 and (b) 8,000 shares of Class A common stock held in trust for the benefit of Mr. Bohlig's minor children.

(7)
Includes 140,000 shares of Class A common stock issuable upon the exercise of options within 60 days of August 1, 2003.

(8)
Consists of 170,000 shares of Class A common stock issuable upon the exercise of options within 60 days of August 1, 2003.

(9)
Includes (a) 268,500 shares of Class A common stock issuable upon the exercise of options or warrants within 60 days of August 1, 2003, (b) 11,756 shares of Class A common stock held in trust for the benefit of Mr. Casella's minor children and (c) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(10)
Consists of 2,500 shares of Class A common stock held by the James F. Callahan, Jr. 1998 Trust, of which Mr. Callahan and his wife are trustees.

(11)
Includes 34,500 shares of Class A common stock issuable upon the exercise of options within 60 days of August 1, 2003.

(12)
Includes (a) the securities held by funds affiliated with Berkshire Partners LLC and (b) 17,500 shares of Class A common stock issuable upon the exercise of options within 60 days of August 1, 2003. Mr. Peeler disclaims beneficial ownership of the shares held by Berkshire Partners LLC except to the extent of his pecuniary interest in such shares arising from his position as a managing director of Berkshire Partners LLC.

(13)
Includes (a) 24,500 shares of Class A common stock issuable upon the exercise of options within 60 days of August 1, 2003 and (b) 2,000 shares of Class A common stock held by the minor children of Mr. Peters.

(14)
Includes (a) 1,516,793 shares of Class A common stock issuable upon the exercise of options or warrants within 60 days of August 1, 2003, (b) 988,200 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis and (c) 4,422,086 shares of Class A common stock issuable at any time at the discretion of the holder thereof upon the conversion of Series A redeemable convertible preferred stock.

PROPOSAL 1—ELECTION OF DIRECTORS

        The company has three classes of directors, currently consisting of three Class I directors, two Class II directors and two Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those terms which are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. The two Class III directors are proposed for election this year to serve as members of the board of directors until the 2006 annual meeting of stockholders, or until their successors are elected and qualified.

        The persons named in the enclosed proxy will vote at the annual meeting to elect, as Class III directors, Messrs. John W. Casella and John F. Chapple III, the two director nominees named below, unless the proxy is marked otherwise. Messrs. Casella and Chapple are currently members of the board of directors.

        Each of the nominees has indicated his willingness to serve, if elected; however, if either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by the board of directors. The board of directors has no reason to believe that either of the nominees will be unable to serve if elected.

        Set forth below for each director, including the director nominees, is information as of August 1, 2003 with respect to (a) his name and age, (b) his position and offices at the company, (c) his principal occupation and business experience during at least the past five years, (d) his directorships, if any, of other publicly held companies and (e) the year he became a director of the company.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class III Director Nominees to be Elected at the Annual Meeting (terms expiring in 2006)
John W. Casella	52	1993	Mr. Casella has served as chief executive officer of the company since 1993. Mr. Casella also served as president of the company from 1993 to July 2001. In July 2001, Mr. Casella was reelected chairman of the board of directors of the company, a position he also held from 1993 to December 1999. In addition, Mr. Casella has been chairman of the board of directors of Casella Waste Management, Inc. since 1977. Mr. Casella is also an executive officer and director of Casella Construction, Inc., a company owned by Mr. Casella and Douglas R. Casella, which specializes in general contracting, soil excavation and related heavy equipment work. Mr. Casella has been a member of numerous industry-related and community service-related state and local boards and commissions, including the board of directors of the Associated Industries of Vermont, The Association of Vermont Recyclers, Vermont State Chamber of Commerce and the Rutland Industrial Development Corporation. Mr. Casella has also served on various state task forces, serving in an advisory capacity to the Governors of Vermont and New Hampshire on solid waste issues. Mr. Casella holds an Associate of Science in Business Management from Bryant & Stratton University and a Bachelor of Science in Business Education from Castleton State College. Mr. Casella is the brother of Douglas R. Casella.
John F. Chapple III	62	1994
			Mr. Chapple was president and owner of Catamount Waste Services, Inc., a central Vermont hauling and landfill operation which the company purchased in May 1994, from August 1989 to July 1994. Mr. Chapple has been retired since 1995.*

Class I Directors (terms expiring in 2004)
Douglas R. Casella	47	1993
			Mr. Casella has served as vice chairman of the board of directors of the company since 1993. Mr. Casella founded Casella Waste Management, Inc. in 1975 and has served as its president since that date. Casella Waste Management, Inc. is a wholly owned subsidiary of the company. Since 1989, Mr. Casella has served as president of Casella Construction, Inc., a company owned by Mr. Casella and John W. Casella, which specializes in general contracting, soil excavation and related heavy equipment work. Mr. Casella is the brother of John W. Casella.
James F. Callahan, Jr.	59	2003
			Mr. Callahan has served as a member of our board of directors since March 2003. Mr. Callahan was an audit and business advisory partner of Arthur Andersen LLP, an independent public accounting firm, from 1975 to March 2000. While at Arthur Andersen, Mr. Callahan served clients in a number of industries, including manufacturing and mining businesses, electric and gas utilities and independent power producers. Mr. Callahan has been retired since March 2000. Mr. Callahan has been a member of various community service-related boards and currently serves on the Board of Trustees of Bates College and the Board of Directors of Concerned Citizens for the Mentally Retarded, a not-for-profit organization. Mr. Callahan is a graduate of Bates College and holds a Masters of Business Administration from the Graduate School of Management of Rutgers University. †
D. Randolph Peeler	38	2000
			Mr. Peeler has been a managing director of Berkshire Partners LLC, a private equity firm, since January 2000. From May 1997 to December 1999, Mr. Peeler served as a vice president of Berkshire Partners and from June 1996 to April 1997 as a senior associate. From 1994 to June 1996, Mr. Peeler was employed by Health Advances, a health care consulting firm, where he cofounded Professional Dental Associates, a private healthcare services company. Prior to 1994, Mr. Peeler served as chief of staff for the Assistant Secretary for Economic Policy in the United States Department of the Treasury. Mr. Peeler was also a consultant with Cannon Associates and Bain & Co., where he worked with clients in the healthcare, heavy manufacturing, distribution, information technology and professional services industries. Mr. Peeler is a director of Holmes, Inc., a manufacturer of home electrical appliances. Mr. Peeler is a graduate of Duke University and holds a Master of Business Administration from the Harvard Graduate School of Business Administration.* † # +

Class II Directors (terms expiring in 2005)
James W. Bohlig	57	1993
			Mr. Bohlig has served as president of the company since July 2001 and as chief operating officer of the company since 1993. From 1993 to July 2001, Mr. Bohlig also served as senior vice president of the company. Mr. Bohlig is a licensed professional engineer. Mr. Bohlig holds a Bachelor of Science in Engineering and Chemistry from the U.S. Naval Academy, and is a graduate of the Columbia University Management Program in Business Administration.
Gregory B. Peters	57	1993
			Mr. Peters has served as managing general partner of Lake Champlain Capital Management, LLC, since April 2001. Since April 1988, Mr. Peters has also served as managing general partner of Vermont Venture Capital Partners, L.P., which is the general partner of The Vermont Venture Capital Fund, L.P., a venture capital partnership. Since July 1986, Mr. Peters has also served as general partner of North Atlantic Capital Partners, L.P., which is the general partner of North Atlantic Venture Fund, L.P. From July 1986 to March 2001, Mr. Peters also served as vice president of North Atlantic Capital Corporation, a venture capital management company. Mr. Peters holds a Bachelor of Arts from Harvard College and a Master of Business Administration from the Harvard Graduate School of Business Administration. Mr. Peters has been designated by the independent members of the board of directors to serve as the company's "lead outside director." * † +

*
Member of the Compensation Committee
†
Member of the Audit Committee
#
Member of the Stock Plan Subcommittee
+
Member of the Nominations and Governance Committee

        See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management" for additional information concerning members of the board of directors, including those who are nominees for election as Class III directors.

        The holders of Class A common stock, voting separately as a class, are entitled to elect one director. Mr. Peters, a Class II director, was nominated as the designee of the holders of Class A common stock at the 2002 annual meeting of stockholders to serve as a member of the board of directors until the 2005 annual meeting of stockholders.

        Pursuant to the terms of a preferred stock purchase agreement dated as of June 28, 2000 by and among the company, funds affiliated with Berkshire Partners and other investors, such entities, and permitted transferees, voting separately as a class, are entitled to nominate one director, who is also required to be appointed to each committee of the board of directors, provided that such entities continue to hold at least 20% of the shares of Series A redeemable convertible preferred stock, or shares of Class A common stock issuable upon conversion of such shares, purchased by them pursuant to the preferred stock purchase agreement. The company has agreed to use reasonable efforts to have such director nominee elected as a director of the company. Mr. Peeler, a Class I director and a member of the compensation committee, audit committee, nominations and governance committee and stock plan subcommittee of the board of directors, was nominated as the designee of the holders of Series A redeemable convertible preferred stock at the 2001 annual meeting of stockholders to serve as a member of the board of directors until the 2004 annual meeting of stockholders.

        The employment agreements by and between the company and each of Messrs. John W. Casella and James W. Bohlig provide that each such person shall be elected as a director of the company. The company has agreed to use its best efforts to assure each such person is elected as a director of the company.

Board of Directors and Committee Meetings

        The board of directors met five times, including by telephone conference, during fiscal 2003. All current directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees.

        The board of directors has established an audit committee. The audit committee currently consists of Messrs. Callahan, Peeler and Peters, each of whom is an independent director. The audit committee held seven meetings during fiscal 2003. See "Report of the Audit Committee of the Board of Directors."

        The board of directors has also established a compensation committee. The compensation committee, which currently consists of Messrs. Chapple, Peeler and Peters, reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the company, and approves the salaries and certain other benefits of the executive officers of the company. In addition, the compensation committee consults with management regarding pension and other benefit plans and compensation policies and practices of the company. The stock plan subcommittee of the compensation committee, which, as a result of Wilbur L. Ross, Jr.'s resignation from the board of directors in July 2003, currently consists solely of Mr. Peeler, grants stock options and other awards under the company's stock option plans to executive officers. The compensation committee held two meetings and the stock plan subcommittee held one meeting during fiscal 2003. The company anticipates that an additional director will be elected to the stock plan subcommittee following the annual meeting.

        In November 2002, the board of directors established a nominations and governance committee. The nominations and governance committee, which currently consists of Messrs. Peeler and Peters, identifies individuals qualified to become members of the board of directors and recommends to the board of directors persons to be nominated by the board of directors for election as directors at the annual meetings of stockholders. In addition, the nominations and governance committee develops and recommends to the board of directors corporate governance principles applicable to the company and also evaluates the board of directors. The nominations and governance committee will consider director nominees recommended by stockholders. Recommendations by stockholders should be submitted in writing to the nominations and governance committee, in care of the corporate secretary of the company. The nominations and governance committee held three meetings during fiscal 2003.

        Also in November 2002, the board of directors designated Mr. Peters as the "lead outside director" of the board of directors. The lead outside director chairs meetings of the company's independent directors and facilitates communications between the chairman of the board of directors and other directors. The lead outside director also works with the chairman of the board of directors in preparing agendas for each meeting of the board of directors and consults with the chairman of the board of directors on matters relating to corporate governance and board performance.

Compensation of Directors

        The company reimburses non-employee directors for expenses incurred in attending board of directors and committee meetings. In addition, non-employee directors of the company currently receive $5,000 for each fiscal quarter that the non-employee director continues to serve on the board of directors, $1,500 for each meeting of the board of directors that the non-employee director attends in person and $500 for each meeting of a committee of the board of directors that the non-employee director attends in person. Each non-employee director who serves as a chairman of a committee of the board of directors also receives $3,000 for each fiscal year that the non-employee director continues to serve as chairman of each such committee.

        Each non-employee director also receives an option to purchase 7,500 shares of Class A common stock under the company's Amended and Restated 1997 Non-Employee Director Stock Option Plan upon the non-employee director's initial election to the board of directors. In addition, each incumbent non-employee director receives an additional option to purchase 7,500 shares of Class A common stock at the time of each annual meeting of stockholders of the company. Each such option is exercisable at a price per share equal to the fair market value of the company's Class A common stock on the date of grant and vests in three equal annual installments, commencing on the first anniversary of the date of grant, provided that the non-employee director continues to serve as a member of the board of directors at the respective vesting date.

        In addition to the compensation described above, Mr. Peters receives $15,000 for each fiscal quarter that he serves as the lead outside director of the company.

        The company has also entered into or engaged in certain transactions with directors of the company or affiliates of directors of the company. See "Certain Relationships and Related Transactions."

Compensation Committee Interlocks and Insider Participation

        During fiscal 2003, the members of the compensation committee of the board of directors were Messrs. Chapple, George J. Mitchell, Peeler and Peters, and the members of the stock plan subcommittee of the board of directors were Messrs. Peeler, Peters and Ross. In November 2002, Mr. Mitchell resigned from the board of directors. Also in November 2002, Mr. Ross was elected to the stock plan subcommittee in place of Mr. Peters, in order to ensure that the subcommittee satisfied applicable tax requirements. In July 2003, Mr. Ross resigned from the board of directors.

        In connection with and at the time of the company's acquisition of the business of Catamount Waste Services, Inc. in June 1994, the company entered into a lease with CV Landfill, Inc., a Vermont corporation affiliated with Catamount Waste Services, Inc., pursuant to which the company agreed to lease a transfer station for a term of 10 years. CV Landfill, Inc. is owned by John F. Chapple III, who became a director of the company at the time of the acquisition of the business of Catamount Waste Services, Inc. Pursuant to the lease agreement, the company paid monthly rent for the first five years at a rate of $5.00 per ton of waste disposed of at the transfer station, with a minimum rent of $6,650 per month. Since June 1999, the company has been required to pay monthly rent at a rate of $2.00 per ton, with a minimum rent of $2,500 per month. In fiscal 2003, the company paid CV Landfill, Inc. an aggregate of $55,000. From May 1, 2003 (the beginning of fiscal 2004) to August 1, 2003, the company paid CV Landfill, Inc. an aggregate of $14,000.

        The company believes that each transaction described above was on terms at least as favorable to the company as those the company would expect to negotiate with disinterested third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the company believes that, during fiscal 2003, all filings required to be made by reporting persons of the company were timely made in accordance with the requirements of the Exchange Act other than the late filing of a Form 4 by each of Messrs. John W. Casella and Douglas R. Casella relating to their respective gifts of Class A common stock, a Form 4 by Mr. Chapple relating to the sale of call options to purchase shares of Class A common stock, and a Form 4 by Mr. James M. Hiltner relating to a purchase of shares of Class A common stock.

Compensation of Executive Officers

Summary Compensation Table

        The following table sets forth for each of the fiscal years indicated the cash compensation paid and the shares underlying options granted to (a) the company's chief executive officer and (b) each of the other executive officers who received a total annual salary and bonus in excess of $100,000 during fiscal 2003 (collectively, the "named executive officers").

Summary Compensation Table

				Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year			Securities Underlying Options (#)	All Other Compensation (1)
		Salary	Bonus
John W. Casella	2003	$302,610	$108,032	30,000	$6,363	(2)
Chief Executive Officer	2002	$283,162	$286,978	—	$6,363	(2)
	2001	$262,000	$—	75,000	$500
James W. Bohlig	2003	$288,750	$103,084	30,000	$—
President and Chief Operating	2002	$270,192	$329,025	—	$—
Officer	2001	$250,000	$—	150,000	$500
Richard A. Norris (3)	2003	$241,500	$86,216	30,000	$500
Senior Vice President and Chief Financial Officer	2002	$221,346	$149,730	—	$500
Charles E. Leonard (4)	2003	$252,000	$89,964	30,000	$—
Senior Vice President, Solid Waste Operations	2002	$189,231	$130,200	150,000	$—

(1)
Consists of amount paid by the company to the named executive officer's account in the company's 401(k) plan, unless otherwise noted. Does not include a loan made to Mr. Bohlig during fiscal 2001. See "Certain Relationships and Related Transactions."

(2)
Consists of (a) $500 paid by the company to the named executive officer's account in the company's 401(k) plan and (b) $5,863 of life insurance premiums paid by the company on behalf of the named executive officer.

(3)
Mr. Norris assumed the position of senior vice president and chief financial officer of the company as of July 31, 2001. Mr. Norris was previously the company's controller and vice president.

(4)
Mr. Leonard joined the company as senior vice president, solid waste operations in June 2001.

Options Grants Table

        The following table sets forth information for each of the named executive officers with respect to the grant of stock options to purchase shares of the company's Class A common stock during fiscal 2003.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price (2)	Expiration Date
					5%	10%
John W. Casella Chief Executive Officer	30,000	16.2%	$8.65	7/31/12	$163,198	$413,576
James W. Bohlig President and Chief Operating Officer	30,000	16.2%	$8.65	7/31/12	$163,198	$413,576
Richard A. Norris Senior Vice President and Chief Financial Officer	30,000	16.2%	$8.65	7/31/12	$163,198	$413,576
Charles E. Leonard Senior Vice President, Solid Waste Operations	30,000	16.2%	$8.65	7/31/12	$163,198	$413,576

(1)
Immediately exercisable with respect to one-third of the options granted, and becomes exercisable with respect to an additional one-third of such options on the first anniversary of the date of grant and with respect to the remaining one-third of such options on the second anniversary of the date of grant.

(2)
Options were granted at the fair market value as of the date of the grant, based upon the last reported sale price of the Class A common stock on The Nasdaq Stock Market.

(3)
Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) of the market value of the Class A common stock on the date of the option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the company's estimate of future stock price growth. Actual gains, if any, on stock option exercise and the Class A common stock holdings are dependent on the timing of the exercise and the future performance of the Class A common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individual.

Fiscal Year-End Option Value Table

        The following table sets forth information for each of the named executive officers with respect to options exercised in fiscal 2003 and the number and value of options outstanding as of the fiscal year ended April 30, 2003.

Options Exercised in Fiscal 2003 and Fiscal Year End Option Values

			Number of Shares Underlying Unexercised Options at April 30, 2003 (#)		Value of Unexercised In-The-Money Options at April 30, 2003 (1)
Name	Shares Acquired on Exercise(#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Casella Chief Executive Officer	—	$—	335,000	20,000	$555,050	$—
James W. Bohlig President and Chief Operating Officer	6,707	$38,636	583,293	20,000	$706,509	$—
Richard A. Norris Senior Vice President and Chief Financial Officer	—	$—	96,667	53,333	$—	$—
Charles E. Leonard Senior Vice President, Solid Waste Operations	—	$—	110,000	70,000	$—	$—

(1)
These values have been calculated on the basis of the last reported sale price of the company's Class A common stock on The Nasdaq Stock Market on April 30, 2003, $8.53 per share, less the aggregate exercise price.

Employment Agreements

        Each of Messrs. John Casella, Bohlig, Leonard and Norris has an employment agreement with the company. The employment agreements of each of Mr. Casella and Mr. Bohlig commenced as of December 14, 1999. Mr. Leonard's employment agreement commenced as of June 18, 2001 and Mr. Norris' employment agreement commenced as of July 20, 2001. Each agreement is for a term of three years from the respective commencement date and is automatically renewable for additional terms of one year unless terminated by either party pursuant to the terms of the agreement. During the three years, Messrs. Casella, Bohlig, Leonard and Norris are each entitled to a specified annual base salary and a cash bonus in an amount, if any, determined by the compensation committee of the company's board of directors prior to the conclusion of each fiscal year, and to a severance package upon the termination of their respective employment. Each of Messrs. Casella, Bohlig, Leonard and Norris is also entitled to a bonus consisting of stock options, in an amount, if any, determined by the stock plan subcommittee of the board of directors, prior to the conclusion of each fiscal year during the term of their respective agreements. In addition, the company has agreed to use its best efforts to assure that Mr. Casella and Mr. Bohlig are each elected as a director of the company. Pursuant to the terms of their agreements, in fiscal 2003, the annual base salary of Mr. Casella was $302,610, the annual base salary of Mr. Bohlig was $288,750, the annual base salary of Mr. Norris was $241,500 and the annual base salary of Mr. Leonard was $252,000.

        Messrs. Casella, Bohlig, Leonard and Norris each also agreed not to compete with the company for a period of two years after the termination of their respective employment terms within 300 miles of any facility operated by the company during such term of employment. In addition, Messrs. Casella, Bohlig, Leonard and Norris each also agreed that during this two year period, they will not solicit the company's customers or accounts or other employees. In the event that Mr. Casella, Mr. Bohlig, Mr. Leonard or

Mr. Norris were to terminate their employment voluntarily and as a result are not entitled to severance, the non-compete would not apply unless the company continues to pay their base salary.

        In the event of a termination of either of Mr. Casella's or Mr. Bohlig's employment without cause, the company will be required to pay the respective officer an amount equal to (a) three times the sum of (i) his highest base salary paid under the agreement and (ii) the higher of the most recent bonus paid to such officer under his agreement or 50% of his base salary immediately prior to such termination; plus (b) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay. In addition, the officer will continue to receive healthcare and other benefits for a period of three years from the date of termination. In the event that Mr. Casella or Mr. Bohlig terminates his employment with the company following a change of control of the company in which specified events occur which affect the terms of the respective officer's employment, he will receive the payments described in the preceding two sentences plus an additional payment intended to compensate him for taxes payable in connection with the severance payments.

        In the event of a termination of Mr. Norris' employment without cause, the company will be required to pay him an amount equal to (a) (i) during the first two years of the initial employment term, two times the sum of his highest base salary paid under the agreement, or (ii) the third year of the initial employment term and any successive term thereafter, one times his highest base salary paid under the agreement; plus (b) the higher of the most recent bonus paid to him under his agreement or 50% of his base salary immediately prior to such termination; plus (c) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay.

        In the event of a termination of Mr. Leonard's employment without cause, the company will be required to pay him an amount equal to (a) (i) during the first two years of the initial employment term, two times the sum of his highest base salary paid under the agreement, or (ii) during the third year of the initial employment term and any successive terms thereafter, one times the sum of his highest base salary under the agreement; plus (b) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay.

        Any stock options issued by the company to either Mr. Leonard or Mr. Norris would become exercisable in full upon their respective termination without cause. In addition, they will continue to receive healthcare and other benefits for a period of (a) two years from the date of termination if the termination occurs during the first two years of the initial employment term or (b) one year from the date of termination if the termination occurs during the third year of the initial term or any successive term thereafter. In the event that Mr. Leonard or Mr. Norris terminates their respective employment with the company following a change of control of the company in which specified events occur which affect the terms of such officer's employment, such officer will receive his respective severance and payments described above, other than acceleration of vesting of his stock options, plus an additional payment intended to compensate him for taxes payable in connection with the severance payments.

        For purposes of each agreement discussed above, "cause" means the discharge of the employee resulting from (a) a conviction of a crime involving the company; (b) an act or omission which has a material adverse effect on the company; (c) fraud, misappropriation or embezzlement; or (d) the breach of confidentiality, non-competition or other material obligations by the employee.

Report of the Compensation Committee on Executive Compensation

        The compensation committee of the board of directors, including its stock plan subcommittee, reviews executive salaries, administers bonus, incentive compensation and stock option plans of the company, and approves the salaries and other benefits of the executive officers of the company. In addition, the compensation committee consults with the company's management regarding pension and other benefit plans and compensation policies and practices of the company.

        The compensation committee, including its stock plan subcommittee, seeks to achieve three broad goals in connection with the company's executive compensation program. First, the compensation committee seeks to reward executives for the achievement of business objectives of the company. Second, the executive compensation program is intended to provide executives with equity incentives so as to link a portion of the executive's compensation with the future performance of Class A common stock of the company. Finally, the compensation committee structures its executive compensation program so as to enable it to attract and retain key executives.

        To achieve these objectives, the compensation program for the company's executive officers consists principally of three elements: base salary, cash bonuses and long-term incentive compensation in the form of participation in the company's stock option plans.

        To ensure retention of qualified management, the company has entered into employment agreements with each of its executive officers. The employment agreements establish minimum annual base salary amounts that the compensation committee may increase. In determining base salaries for the executive officers, the compensation committee evaluates the executive's experience, length of service, historical salary level, responsibilities of the specific executive position and performance of the executive. In addition, the compensation committee assesses the company's financial and operational performance for the prior fiscal year and the competitiveness of the company's executive compensation program and executive compensation packages of comparable companies. The compensation committee also considers general economic conditions and forecasts in evaluating the executive's performance.

        The compensation committee also considers the payment of cash bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of company financial and operational performance for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the compensation committee has tied potential bonus compensation to performance factors, including the executive officer's efforts and contributions towards obtaining company objectives and the company's overall growth. The employment agreements of each of the executive officers provides that each of these employees will be eligible to receive a bonus consisting of cash, stock options or a combination thereof in an amount, if any, to be determined by the compensation committee prior to the conclusion of each fiscal year. For fiscal 2003, the compensation committee determined to pay cash bonuses of $108,032 to Mr. Casella, $103,084 to Mr. Bohlig, $86,216 to Mr. Norris and $89,964 to Mr. Leonard. In its determination to approve these bonuses, the compensation committee specifically considered the company's success in acquiring additional landfill disposal capacity and restructuring its outstanding debt and borrowing capacity by issuing senior subordinated notes and obtaining a new credit facility in fiscal 2003. The compensation of the chief executive officer is based upon the same elements and measures of performance as is the compensation for the company's other executive officers.

        The executive officers are also eligible to receive stock options under the company's stock option plans. The stock plan subcommittee grants stock options and other awards under the company's stock option plans to the executive officers. See "Report of the Stock Plan Subcommittee on Executive Compensation."

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, may be deducted if certain requirements are met. The compensation committee, including its stock plan subcommittee, reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be in excess of the limit when it either believes such payments are appropriate and in the best interests of the company's stockholders, after taking into consideration changing business conditions and the performance of the company's employees. Based on the compensation paid to the chief executive officer and the other executive officers of the company in fiscal 2003, it does not appear that the Section 162(m) limitation will have a significant impact on the company in the near term.

Compensation Committee John F. Chapple III D. Randolph Peeler Gregory B. Peters

Report of the Stock Plan Subcommittee on Executive Compensation

        The stock plan subcommittee of the compensation committee grants stock options and other awards under the company's stock option plans to the company's executive officers.

        The use of stock options is a significant element of the compensation packages of the company's executive officers. The grant of new stock options depends upon a number of factors, including the executives' current stock and stock option holdings and such other factors as the stock plan subcommittee deems relevant. In fiscal 2003, Mr. Casella, Mr. Bohlig, Mr. Leonard and Mr. Norris were each granted 30,000 stock options. In granting these stock options, the stock plan subcommittee considered the company's achievement of financial and operational performance goals as well as each executive officer's efforts in implementing the company's strategic realignment program, including the divestiture of non-core assets, and reducing the company's corporate debt in fiscal 2002. When granting stock options, it has been the policy of the stock plan subcommittee to set the exercise price of the stock options at a price that is at least equal to the fair market value of a share of Class A common stock of the company as of the date of grant.

Stock Plan Subcommittee D. Randolph Peeler
(Wilbur L. Ross, Jr. resigned from the board of directors in July 2003)

Certain Relationships and Related Transactions

        The company has from time to time engaged Casella Construction, Inc., a company owned by John W. Casella, the company's chief executive officer and chairman of the board of directors, and Douglas R. Casella, vice chairman of the board of directors of the company, to provide construction services for the company, including construction, closure and capping activities at the company's landfills. In fiscal 2003, the company paid Casella Construction, Inc. an aggregate of $1,497,000. From May 1, 2003 (the beginning of fiscal 2004) to August 1, 2003, the company paid Casella Construction, Inc. an aggregate of $1,816,000.

        The company is party to two real estate leases with Casella Associates, a Vermont partnership owned by John W. Casella and Douglas R. Casella, relating to facilities occupied by the company. The leases, relating to the company's corporate headquarters in Rutland, Vermont and its Montpelier, Vermont facility, were renewed in May 2003 and provide for aggregate monthly payments of $21,200 and expire in April 2008. These leases have been classified by the company as capital leases for financial reporting purposes. In November 1997, the lease relating to the company's corporate headquarters in Rutland, Vermont was amended to allow the company to upgrade and make capital improvements to the premises at an estimated cost of $500,000, to be paid by the company. At the time the improvements were made, Casella Associates was granted an option to purchase the improvements at cost. Casella Associates exercised its option in December 2002.

        From 1977 to 1992, the company operated an unlined landfill located in Whitehall, New York owned by Bola, Inc., a corporation owned by John W. Casella and Douglas R. Casella which operated as a single-purpose real estate holding company. The company paid the cost of closing this landfill in 1992, and has agreed to pay all post-closure obligations. Since the beginning of fiscal 2003, the company has paid an aggregate of $8,000 pursuant to this arrangement. As of April 30, 2003, the company had accrued $76,000 for costs related to those post-closure obligations.

        In connection with and at the time of the company's acquisition of the business of Catamount Waste Services, Inc. in June 1994, the company entered into a lease with CV Landfill, Inc., a Vermont corporation affiliated with Catamount Waste Services, Inc., pursuant to which the company agreed to lease a transfer station for a term of 10 years. CV Landfill, Inc. is owned by John F. Chapple III, who became a director of the company at the time of the acquisition of the business of Catamount Waste Services, Inc. Pursuant to the lease agreement, the company paid monthly rent for the first five years at a rate of $5.00 per ton of waste disposed of at the transfer station, with a minimum rent of $6,650 per month. Since June 1999, the company has been required to pay monthly rent at a rate of $2.00 per ton, with a minimum rent of $2,500 per month. In fiscal 2003, the company paid CV Landfill, Inc. an aggregate of $55,000. From May 1, 2003 (the beginning of fiscal 2004) to August 1, 2003, the company paid CV Landfill, Inc. an aggregate of $14,000.

        The company believes that each transaction described above was on terms at least as favorable to the company as those the company would expect to negotiate with disinterested third parties.

        On March 2, 2000, the company made a loan to Mr. Bohlig, the company's president and chief operating officer and a director of the company. The terms of the loan provide for the payment of accrued interest and principal upon demand. Interest on the loan accrues monthly at the prime rate (4.25% annually at April 30, 2003) and is adjusted on a monthly basis. The company's loan to Mr. Bohlig was in the aggregate principal amount of $400,000. As of August 1, 2003, $400,000 was outstanding under this loan, which was the largest aggregate amount of indebtedness outstanding under this loan since the beginning of fiscal 2003. On November 28, 2000, the company made an additional loan to Mr. Bohlig. The terms of this loan are identical to the terms of the earlier loan. This loan to Mr. Bohlig was in the aggregate principal amount of $616,000. As of August 1, 2003, $616,000 was outstanding under this loan, which was the largest aggregate amount of indebtedness outstanding under this loan since the beginning of fiscal 2003.

        The company has also entered into employment agreements with each of the executive officers of the company. See "Employment Agreements."

Report of the Audit Committee of the Board Of Directors

        The audit committee of the company's board of directors is currently composed of three members and acts under a written charter first adopted and approved on June 12, 2000. A copy of this charter is attached as an exhibit to the company's proxy statement for the 2001 annual meeting of stockholders, as filed with the SEC on August 31, 2001. Each member of the audit committee is an independent director, as defined by its charter and the rules of The Nasdaq Stock Market as currently in effect. The audit committee held seven meetings during fiscal 2003.

        The audit committee reviewed the company's audited financial statements for fiscal 2003 and its re-audited financial statements for fiscal 2001 and discussed these financial statements with the company's management. The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Codification of Statements on Accounting Standards, AU §380) with PricewaterhouseCoopers LLP, the company's independent auditors.

        The company's independent auditors also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the audit committee discussed with PricewaterhouseCoopers LLP their independence from the company.

        Based on the company's discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information provided by management and information provided by PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for fiscal 2003 for filing with the SEC.

        By the audit committee of the board of directors of Casella Waste Systems, Inc.

James F. Callahan, Jr. D. Randolph Peeler Gregory B. Peters

Independent Auditors Fees and Other Matters

Audit Fees

        PricewaterhouseCoopers LLP billed the company an aggregate of $772,000 in fees for professional services rendered in connection with the audit of the company's financial statements for the fiscal year ended April 30, 2003, the re-audit of the company's financial statements for the fiscal year ended April 30, 2001 and reviews of the financial statements included in each of the company's quarterly reports on Form 10-Q during fiscal 2003.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP did not render any professional services to the company or its affiliates in connection with the design and implementation of financial information systems, the operation of the company's information systems or the management of its local area networks during fiscal 2003.

All Other Fees

        PricewaterhouseCoopers LLP billed the company an aggregate of approximately $263,000 in fiscal 2003 for services other than those described above. These fees primarily related to services for the preparation of the company's corporate tax returns and in connection with the company's issuance of senior subordinated notes during fiscal 2003.

Stock Performance Graph

        The stock performance graph below compares the percentage change in cumulative stockholder return on Class A common stock for the period from April 30, 1998 through April 30, 2003, with the cumulative total return on The Nasdaq Stock Market (U.S. & Foreign) Index and the company's Industry Peer Group on The Nasdaq Stock Market. The stock performance graph assumes the investment on April 30, 1998 of $100.00 in Class A common stock of the company, at the closing price on such date, in The Nasdaq Stock Market (U.S. & Foreign) Index, in the company's New Industry Peer Group and in the company's Old Industry Peer Group, and that dividends are reinvested. No dividends have been declared or paid on the Class A common stock. The Old and New Industry Peer Groups were selected by the company and include the companies listed in the footnotes to the graph below. The company anticipates using the New Industry Peer Group in future proxy statements. The New Industry Peer Group is comprised of companies with market capitalizations more similar to that of the company's. Accordingly, the company believes that the change in peer groups provides a more appropriate comparison of the company's stock performance and the performance of the company's peers.

	April 30, 1998	April 30, 1999	April 30, 2000	April 30, 2001	April 30, 2002	April 30, 2003
Casella Waste Systems, Inc.	$100.00	$80.32	$23.90	$29.24	$39.68	$27.41
Nasdaq Stock Market (U.S. & Foreign) Index	100.00	134.67	205.17	112.05	89.50	78.03
New Industry Peer Group (1)	100.00	90.52	48.32	28.10	37.13	31.41
Old Industry Peer Group (2)	100.00	90.52	44.85	76.53	94.06	90.35

(1)
The selected peer group is comprised of securities of Waste Industries USA, Inc. and Capital Environmental Resource Inc.

(2)
The selected peer group is comprised of securities of Waste Industries USA, Inc. and Waste Connections, Inc.

PROPOSAL 2—RATIFICATION OF THE
SELECTION OF OUR INDEPENDENT AUDITORS

        The audit committee of the board of directors of the company annually considers and recommends to the board of directors the selection of the company's independent public accountants. As recommended by the audit committee, the board of directors on May 20, 2002 decided to no longer engage its independent auditors, Arthur Andersen LLP, and engaged KPMG LLP to serve as the company's independent auditors for the fiscal year ending April 30, 2003 and to audit the company's financial statements for the fiscal year ended April 30, 2002. The audit committee's recommendation to engage KPMG LLP was based on the assumption that certain individuals from Arthur Andersen LLP's Boston, Massachusetts office, including the team auditing the company, would join KPMG LLP. That event did not occur. As a result, the audit committee subsequently reconsidered its recommendation and, as recommended by the audit committee, the board of directors on June 13, 2002 decided no longer to engage KPMG LLP and engaged PricewaterhouseCoopers LLP to serve as the company's independent auditors for the fiscal year ending April 30, 2003 and to audit the company's financial statements for the fiscal year ended April 30, 2002, which engagement was ratified by the company's stockholders. KPMG LLP did not audit the company's financial statements.

        The board of directors has selected PricewaterhouseCoopers LLP as auditors of the company for the current fiscal year, fiscal 2004, subject to ratification by the company's stockholders at the annual meeting. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the board of directors will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

        Arthur Andersen LLP's reports on the company's consolidated financial statements for the fiscal year ended April 30, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        KPMG LLP did not report on the company's consolidated financial statements for the fiscal year ended April 30, 2001 and therefore did not issue a report that contained any adverse opinion or disclaimer of opinion, or that was qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two fiscal years ended April 30, 2002 and April 30, 2001, and the subsequent interim period through the date of the company's dismissal of Arthur Andersen LLP, there were (i) no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on the company's consolidated financial statements for such years, and (ii) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        During the two fiscal years ended April 30, 2002 and April 30, 2001, and the subsequent interim period through the date of the company's engagement of KPMG LLP, the company did not consult with KPMG LLP with respect to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        During the two fiscal years ended April 30, 2002 and April 30, 2001, and the subsequent interim period through the date of the company's dismissal of KPMG LLP, there were (i) no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG LLP's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on the company's consolidated financial statements for such years, and (ii) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        During the two fiscal years ended April 30, 2002 and April 30, 2001, and the subsequent interim period through the date of the company's engagement of PricewaterhouseCoopers LLP, the company did not consult with PricewaterhouseCoopers LLP with respect to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Any proposal that a stockholder intends to present at the 2004 annual meeting of stockholders must be submitted to the attention of the corporate secretary of the company at its offices, 25 Greens Hill Lane, Rutland, Vermont 05701 no later than April 30, 2004 in order to be considered for inclusion in the proxy statement relating to that annual meeting.

        If a stockholder wishes to present a proposal before the annual meeting in 2004 but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must give notice of the proposal to our corporate secretary at our principal offices. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our corporate secretary at our principal offices, and received not later than July 29, 2004.

        If a stockholder who wished to present a proposal before the annual meeting fails to notify the company by the required date, the proxies that the board of directors solicits for the annual meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder's proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC's proxy rules.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the company's proxy statement or annual report may have been sent to multiple stockholders in your household. The company will promptly deliver a separate copy of either document to you if you call or write the company at the following address or phone number: Joseph S. Fusco, Vice President, Communications, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, (802) 775-0325. If you would like to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact the company at the above address and phone number.

OTHER MATTERS

        The board of directors knows of no other business which will be presented for consideration at the annual meeting other than that described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

        The company will bear the costs of soliciting proxies. In addition to solicitations by mail, the company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

        The company urges you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we also urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

By order of the Board of Directors,
August 28, 2003 Rutland, Vermont	John W. Casella Chairman and Chief Executive Officer

Appendix

PROXY	CASELLA WASTE SYSTEMS, INC.	PROXY
ANNUAL MEETING OF
STOCKHOLDERS
TUESDAY, OCTOBER 14, 2003

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY.

        The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John W. Casella and James W. Bohlig (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of Casella Waste Systems, Inc. to be held on Tuesday, October 14, 2003, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Class A common stock, Class B common stock and Series A redeemable convertible preferred stock of the company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

        Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock and/or preferred stock, as the case may be, in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

        PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE

        Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Has your address changed?	Do you have any comments?

☒  PLEASE MARK
VOTES AS IN
THIS EXAMPLE

        THE SHARES OF COMMON STOCK AND PREFERRED STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

1.
To elect the following persons as directors for the next three years:

  (01)
  John W. Casella

  (02)
  John F. Chapple II
For All Nominees ☐	Withhold ☐

For All Except ☐

                                  For all nominees except as noted above.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the company's independent auditors for the current fiscal year.	For ☐	Against ☐	Abstain ☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.    ☐

PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW.

Signature: ___________________________________________ Date: _______________

QuickLinks

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS To be Held on October 14, 2003
PROPOSAL 1—ELECTION OF DIRECTORS
Summary Compensation Table
Option Grants in Last Fiscal Year
Options Exercised in Fiscal 2003 and Fiscal Year End Option Values
PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.